U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2011

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 11, 2011, ADA-ES, Inc. (“we” or “ADA”) issued a press release announcing an award to Norit Americas, Inc. (“Norit”) in the related arbitration between ADA and Norit. A copy of the press release is furnished as Exhibit 99.1 to this report.

As previously reported, Norit, which is an activated carbon (“AC”) manufacturer with whom we have previously done business, filed a lawsuit against us, ADA Carbon Solutions, LLC (“ACS”), certain of ACS’ subsidiaries and two of ACS’ employees (who were former employees of Norit) asserting claims for misappropriation of trade secrets and other claims, and seeking monetary damages and injunctive relief that seek to prevent us from using what they allege to be Norit trade secrets and other intellectual property involving the manufacture of AC, particularly in connection with the AC facility owned by ACS. The case, which was originally captioned Norit Americas, Inc. v. ADA-ES, Inc. et al. (the “ADA Defendants”) was filed in Harrison County, Texas in August 2008, was moved by order of the court to binding arbitration in Atlanta, Georgia, and was heard by the arbitration panel in October and November, 2010 with final closing statements made in February, 2011 (the “Norit Action”).

On April 8, the arbitration panel in the Norit Action issued an Interim Award holding ADA liable for approximately $37.9 million dollars in damages for breach of a non-solicitation provision of a Market Development Agreement (“MDA”) ADA entered into with Norit in 2001 and terminated in 2006. In addition, the arbitration panel further held ADA jointly and severally liable together with several other ADA Defendants for payment of a royalty of 10.5% for 3 years and then 7% for an additional 5 years on the sales of activated carbon from the production facility owned by ADA Carbon Solutions (Red River), LLC (“Red River”) in which ADA indirectly holds a minority interest for misappropriation of certain Norit claimed trade secrets. The damages for breach of the non-solicitation provision relate to a large, long-term contract running through 2014 that ADA won in competition with Norit during the year after termination of the MDA and a second contract with another customer. These contracts are excluded from the sales on which royalties will be due.

The Interim Award also dismissed Norit’s request for injunctive relief, assignment of an ADA patent, multiple trade secret claims as well as Federal RICO and civil conspiracy claims that Norit had asserted. The arbitration panel further ordered additional proceedings to address the timing and payment of the ADA Defendants’ obligations and the parties’ claims for recovery of attorneys’ fees after which time the Interim Award will be made final. In order to resolve these proceedings and associated matters, ADA expects that non-routine legal expenses going forward will be substantially the same as in the 1st quarter through at least the third quarter of this year. The arbitration panel’s decision resolves all other claims the parties asserted against each other in the Norit Action. The ADA Defendants are ADA, ADA Environmental Solutions LLC, ACS (formerly known as Crowfoot Development, LLC), ACS’ wholly owned subsidiaries Red River, Underwood Environmental Products, LLC, and Morton Environmental Products, LLC and two ACS employees who were former employees of Norit. The Company is working with counsel to determine and evaluate its options.

Forward-Looking Statements Cautionary Advice

This Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements regarding the estimated amount of legal expenses to resolve ongoing proceedings related to the Norit Action. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations; changes in costs, associated fees and timing of further proceedings related to the Norit Action; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”).

The foregoing discussion concerning Forward-Looking Statements Cautionary Advice is intended to supplement the “risk-factor” disclosures in our filings with the SEC, which discussions are incorporated in this Form 8-K by reference. You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Item 9.01.	Financial Statements and Exhibits

(d) The following items are furnished as exhibits to this report:

99.1 Press Release date April 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 11, 2011

ADA-ES, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release date April 11, 2011.